LIST OF SUBSIDIARIES OF ILX INCORPORATED

1.       Los Abrigados Partners Limited Partnership, an Arizona limited partnership
2.       ILE Sedona Incorporated, an Arizona corporation
3.       Golden Eagle Resort, Inc., an Arizona corporation
4.       Golden Eagle Realty, Inc., a Colorado corporation
5.       ILE Florida, Inc., an Arizona corporation
6.       Southern Vacations, Inc., a Florida corporation
7.       Genesis Investment Group, Inc., an Arizona corporation
8.       Red Rock Collection Incorporated, an Arizona corporation
9.       Red Rock Worldwide Incorporated, an Arizona corporation
10.      Varsity Clubs of America Incorporated, an Arizona corporation
11.      VCA Management Incorporated, an Arizona corporation
12.      VCA South Bend Incorporated, an Arizona corporation
13.      VCA Iowa Incorporated, an Arizona corporation
14.      SHI Health Institute Incorporated, an Arizona corporation